Exhibit 10.23
Execution Version
FIRST AMENDMENT TO EMPLOYMENT
AND RESTRICTIVE COVENANT AGREEMENT
THIS FIRST AMENDMENT (this “Amendment”) to that certain Employment and Restrictive Covenant Agreement, dated December 23, 2020 (the “Employment Agreement”), by and between Marc S. Lipschultz (“Executive”) and Blue Owl Capital Inc. (formerly known as Altimar Acquisition Corporation) (the “Company”), is effective as of February 25, 2022. Capitalized terms used but not otherwise defined herein have the meaning given to them in the Employment Agreement.
WHEREAS, pursuant to Section 12(g) of the Employment Agreement, the Employment Agreement may be amended by a written agreement signed by the parties; and
WHEREAS, the Company and Executive desire to amend the Employment Agreement in accordance with the terms and conditions set forth in this Amendment.
NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged by the parties hereto, the Employment Agreement is hereby amended as follows:
1.Amendment. The first sentence of Section 3(b) of the Employment Agreement is hereby null and void and of no further force or effect and replaced in its entirety with the following:
“In addition to the Base Compensation, and subject to the limitations set forth in Section 2.3(b) of the Investor Rights Agreement, for each calendar year during the Employment Term (pro-rated for any partial calendar year), Executive will be entitled to additional compensation in an amount per annum equal to the excess, if any, of (i) 1.33% of the Management Fee Revenue over (ii) the Base Compensation (“Additional Compensation”), and payment of a portion of such Additional Compensation may, if offered by the Company and then elected by Executive, be in the form of Class P Units of Blue Owl Holdings and Blue Owl Carry (as such units are defined in the agreements of limited partnership of each such entity as modified by the implementing documentation, the “Class P Units”) and the remainder of any such Additional Compensation shall be in the form of cash; provided, that (x) for 2022, not less than 20% of such Additional Compensation shall be payable in Class P Units and (y) for any periods subsequent to 2022 the proportional amounts of such Additional Compensation payable in cash and Class P Units, if any, shall be subject to further Board approval and to subsequent consent as required under the Investor Rights Agreement of the Company, dated as of May 19, 2021 (it being agreed that, for the avoidance of doubt, in the event that such Board approval or such consent under the Investor Rights Agreement is not obtained for any future years after 2022, the Additional Compensation for such future years shall be payable solely in cash).”
2.The Employment Agreement shall otherwise remain in full force and effect and shall not be deemed amended or modified in any way, except as expressly set forth herein. To the extent that a conflict arises between the terms of the Employment Agreement and this Amendment, the terms of this Amendment will prevail.
3.The Employment Agreement, as amended by this Amendment, embodies the entire agreement and understanding between the parties hereto and supersedes all prior agreements and understandings relating to the subject matter hereof. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not expressly set forth in the Employment Agreement, as amended by this Amendment. This Amendment may be executed in several counterparts, each of which shall be deemed to be an original, but all of which together will constitute one and the same instrument.

The parties have executed this First Amendment to the Employment and Restrictive Covenant Agreement as of the date first above written.

COMPANY:

BLUE OWL CAPITAL INC.

By:	/s/ Alan Kirshenbaum
Name:	Alan Kirshenbaum
Title:	Chief Financial Officer and Chief Accounting Officer

EXECUTIVE:

/s/ Marc S. Lipschultz
Marc S. Lipschultz